UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

TRIVASCULAR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36419	87-0807313
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3910 Brickway Blvd.

Santa Rosa, California

(Address of principal executive offices)

95403

(Zip Code)

(707) 543-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On November 4, 2014, TriVascular Technologies, Inc. (the “Company”) entered into an Amended and Restated Term Loan Agreement (the “Amended Loan Agreement”) with Capital Royalty Partners II L.P. (“CRPII”), Parallel Investment Opportunities Partners II L.P. (“PIOP”), Capital Royalty Partners II—Parallel Fund “A” L.P. (“CRPPFA”), Capital Royalty Partners II (Cayman) L.P. (“CRPC”) and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (“CRPPFB” and, together with CRPII, PIOP, CRPPFA and CRPC, the “Lenders”) amending and restating the Term Loan Agreement entered into between the Company and CRPII and PIOP in October 2012 (the “Original Loan Agreement”).

Pursuant to the Original Loan Agreement, the Company borrowed $40.0 million in October 2012 and incurred certain additional amounts due to certain payments of interest in the form paid in-kind term loans, or PIK loans. As a result of these PIK loans, as of November 4, 2014, aggregate borrowings outstanding under the Amended Loan Agreement are $42.1 million, with an additional $10.0 million scheduled to be funded at the closing on November 21, 2014, subject to customary closing conditions.

The Amended Loan Agreement provides, among other modifications, for an additional funding of up to $15.0 million if certain revenue milestones are achieved by the Company, reduces the applicable interest rate from 14.0 percent to 12.5 percent, extends the interest only payment period to September 30, 2018 and extends the final maturity date to June 30, 2020.

Interest is payable, at the Company’s option, (i) in cash at a rate of 12.5 percent per annum or (ii) 9.0 percent of the 12.5 percent per annum in cash and 3.5 percent of the 12.5 percent per annum in the form of PIK Loans. Payments under the Amended Loan Agreement are made on a quarterly basis with payment dates fixed at the end of each calendar quarter (“Payment Dates”). The notes are interest-only through the 16th Payment Date (September 30, 2018). Following the interest-only period principal payments are made in equal installments at the end of the seven subsequent calendar quarters. The loan matures on the 23rd Payment Date (June 30, 2020). The Amended Loan Agreement provides for prepayment fees of 4% of the outstanding balance of the loan if the loan is repaid prior to December 31, 2015. The prepayment fee is reduced by 1% per year for each subsequent year until maturity.

The Amended Loan Agreement contains customary representations and warranties, covenants, events of defaults and termination provisions. Certain affirmative and negative covenants were also modifed from the terms of the Original Loan Agreement to address the Company’s status as a publicly traded company and to provide for additional flexibility. The principal financial covenants now require that the Company attain minimum annual revenues of $30 million in 2015, $45 million in 2016, $60 million in 2017, $75 million in 2018 and $90 million annually thereafter. The loan continues to be collateralized by a first priority security interest on all of the Company’s assets excluding property not assignable without consent by a third party, trademarks that would be invalid by reason of including it in the collateral and 35% of the ownership interest in a foreign subsidiary.

Pursuant to the Amended Loan Agreement, CRPII transferred portions of the warrants that were issued pursuant to the Original Term Loan Agreement to CRPFFA, CRPC and CRPFFB. These transfers were made in accordance with the requirements of the original warrants and did not result in any new warrant issuances.

On November 4, 2014, the Company also entered into a First Amendment to Loan Agreement (the “Amendment”) with Century Medical, Inc. (“CMI”) primarily to conform certain terms of the existing term loan agreement between the Company and CMI to those of the Amended Loan Agreement.

The foregoing descriptions of the Amended Loan Agreement and the Amendment with CMI do not purport to be complete and are qualified in their entirety by the terms and conditions of the Amended Loan Agreement and the Amendment, copies of which are filed herewith as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Term Loan Agreement, by and among TriVascular Technologies, Inc., TriVascular, Inc., TriVascular Sales LLC and Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P., dated November 4, 2014.

10.2	First Amendment to Loan Agreement, by and among TriVascular Technologies, Inc., TriVascular, Inc., TriVascular Sales LLC and Century Medical, Inc., dated November 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIVASCULAR TECHNOLOGIES, INC.

Dated: November 10, 2014	/s/ Michael R. Kramer
	Name:	Michael R. Kramer
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Amended and Restated Term Loan Agreement, by and among TriVascular Technologies, Inc., TriVascular, Inc., TriVascular Sales LLC and Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P., dated November 4, 2014.

10.2	First Amendment to Loan Agreement, by and among TriVascular Technologies, Inc., TriVascular, Inc., TriVascular Sales LLC and Century Medical, Inc., dated November 4, 2014.